Exhibit 99.1

Cellectar Biosciences Receives Japanese Patent for CLR 131 and CLR 125 for the Treatment of Cancer Stem Cells

Madison, Wisc. (April 18, 2017) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB) (the “company”), an oncology-focused, clinical stage biotechnology company, today announces the Japanese Patent Office has granted a method of use patent for two of the company’s phospholipid drug conjugates (PDCs), CLR 131, the company’s lead compound, and CLR 125, each in combination with radiation and/or other therapies to treat cancer stem cells. CLR 125 is a radiotherapeutic isotope conjugated to the company’s proprietary PDC delivery platform, which may be uniquely suited to treat select cancer and micro-metastatic disease.

The recently issued method of use patent, JP 6092624 includes seven claims for CLR 131 and CLR 125 in treating cancer stem cells in a variety of cancers, including brain (glioma), kidney, colorectal, ovarian, prostate, breast, pancreatic and skin cancers, as well as squamous cell carcinoma. The claims further specify the combination of either CLR 131 or CLR 125 with external beam radiation as part of combination therapy with chemotherapy, tumor resection, ablative therapy, or local physical treatment on the basis of cold (cryo), heat (thermal), radiofrequency, and microwave treatments. The patent allows intellectual property protection in Japan through June 11, 2030.

“This method of use patent strengthens our intellectual property portfolio in a strategic market and further validates the clinical utility of our PDC compounds on both cancer cells and cancer stem cells,” said Jim Caruso, president and CEO of Cellectar. “We continue to be encouraged by the progress in the clinical development of our lead compound CLR 131, and this expanded patent protection further supports our belief in its utility in blood cancers, for which we are currently conducting both a Phase I and II trial, as well as its potential in other cancer types.”

About CLR 131
CLR 131 is an investigational compound under development for a range of hematologic malignancies. It is currently being evaluated as a single-dose treatment in a Phase I clinical trial in patients with relapsed or refractory (R/R) multiple myeloma as well as in a Phase II clinical trial for R/R MM and select R/R lymphomas with either a one- or two-dose treatment. Based upon preclinical and interim Phase I study data, treatment with CLR 131 provides a novel approach to treating hematological diseases and may provide patients with therapeutic benefits, including overall survival, an improvement in progression-free survival, surrogate efficacy marker response rate, and overall quality of life. CLR 131 utilizes the company's patented PDC tumor targeting delivery platform to deliver a cytotoxic radioisotope, iodine-131, directly to tumor cells. The FDA has granted Cellectar an orphan drug designation for CLR 131 in the treatment of multiple myeloma.

About Phospholipid Drug Conjugates (PDCs)
Cellectar’s product candidates are built upon its patented cancer cell-targeting delivery and retention platform of optimized phospholipid ether-drug conjugates (PDCs). The company deliberately designed its phospholipid ether (PLE) carrier platform to be coupled with a variety of payloads to facilitate both therapeutic and diagnostic applications. The basis for selective tumor targeting of our PDC compounds lies in the differences between the plasma membranes of cancer cells compared to those of normal cells. Cancer cell membranes are highly enriched in lipid rafts, which are glycolipoprotein microdomains of the plasma membrane of cells that contain high concentrations of cholesterol and sphingolipids, and serve to organize cell surface and intracellular signaling molecules. PDCs have been tested in more than 80 different xenograft models of cancer.

About Cellectar Biosciences, Inc.
Cellectar Biosciences is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers. Cellectar's PDC pipeline includes product candidates for cancer therapy and cancer diagnostic imaging. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 is currently being evaluated under an orphan drug designated Phase I clinical study in patients with relapsed or refractory multiple myeloma. In addition, the company has initiated a Phase II clinical study to assess efficacy in a range of B-cell malignancies. The company is also developing PDCs for targeted delivery of chemotherapeutics such as paclitaxel (CLR 1602-PTX), a preclinical stage product candidate, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

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This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2016 These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

CONTACT:
Jules Abraham
JQA Partners
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jabraham@jqapartners.com